UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K Current Report Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	February 14, 2010

Papa John's International, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21660	61-1203323
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2002 Papa John's Boulevard Louisville, Kentucky	40299-2367
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code	(502) 261-7272

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03 Material Modification to Rights of Security Holders.

Expiration of Rights Agreement.  On February 14, 2010, the Stockholder Protection Rights Agreement dated February 14, 2000, as amended December 24, 2002, between Papa John’s International, Inc. (the “Company”) and Computershare Trust Company, N.A., as Rights Agent (as successor to National City Bank) (the “Rights Agreement”), and the related rights (the “Rights”) to purchase Series A Participating Preferred Stock, expired pursuant to their terms.  As a result, each outstanding share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is no longer accompanied by a Right.  The holders of Common Stock were not entitled to any payment as a result of the expiration of the Rights Agreement and the Rights issued thereunder.

Item 5.03.  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the expiration of the Rights Agreement, the Company filed a Certificate of Elimination with the Secretary of State of the State of Delaware on February 19, 2010, to eliminate all references in the Company’s Amended and Restated Certificate of Incorporation to the Series A Participating Preferred Stock.  The Certificate of Elimination eliminated the previous designation of 100,000 shares of Series A Participating Preferred Stock and caused such shares of Series A Participating Preferred Stock to resume their status as undesignated shares of preferred stock of the Company.  A copy of the Certificate of Elimination is attached hereto as Exhibit 3.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Participating Preferred Stock*

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Papa John's International, Inc. (Registrant)

Date: February 19, 2010	By:	/s/ J. David Flanery
	Name:	J. David Flanery
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Elimination of Series A Participating Preferred Stock*

* Filed herewith